    EXHIBIT 10.1

RETIREMENT AGREEMENT

This Agreement is between Mayville Engineering Company, Inc. (which in this Agreement is referred to as “MEC” or “the Company”) and Robert Kamphuis, who is referred to as “Employee” or “Mr. Kamphuis.”

1.Background. Mr. Kamphuis has advised MEC that he would like to retire from MEC, and has identified a retirement date, which will end his employment with MEC, effective September 30, 2022 (the “Retirement Date”).  Both Mr. Kamphuis and MEC desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement. Except as otherwise described herein, Mr. Kamphuis also acknowledges, agrees and represents that he has been paid and has received all compensation and/or other amounts due that he earned with respect to payroll dates occurring on or before the date he signed this Agreement, including but not limited to all wages, salary, bonuses, incentive compensation, accrued vacation, sick and personal day pay.  Mr. Kamphuis further agrees that MEC’s payment and his receipt of all compensation due him earned on or before the date he signed this Agreement is not and has not been conditioned upon his execution of this Agreement.

2.Employment Termination.  Mr. Kamphuis understands that his employment with MEC will be ended effective as of the Retirement Date.  Mr. Kamphuis also understands that MEC will be looking for a new CEO/President or other officer to lead the organization in his place, commencing in the near future.  As a result, MEC may identify or hire a new individual to lead the organization earlier than the Retirement Date.  Should MEC identify or hire a new individual to lead the organization prior to the Retirement Date, MEC may accelerate Mr. Kamphuis’s actual termination date (and the Retirement Date for purposes of this Agreement), at its sole discretion, provided, however, that such action shall not affect MEC’s obligations to Mr. Kamphuis under this Agreement.  Mr. Kamphuis understands and agrees that his actual employment may end prior to September 30, 2022, in the sole and absolute discretion of the Board of Directors of MEC.  In recognition of Mr. Kamphuis’s years of service with MEC, his early communication of an intent to retire, and in light of the other commitments Mr. Kamphuis has undertaken in this Agreement, MEC is willing to provide certain retirement transition benefits to Mr. Kamphuis in return for his execution of this Agreement.

3.Transition Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 17), and Mr. Kamphuis honoring all of its terms (and continuing to honor all of its terms), the Company will provide Mr. Kamphuis with the pay and benefits described in subparagraphs 3.a., 3.b., 3.c., 3.d., and 3.e below.  For the avoidance of doubt, the benefits and any compensation described in subparagraphs 3.f., and 3.g. will be provided irrespective of whether Mr. Kamphuis executes this Agreement or not.

a.Transition Pay.  The Company will continue to pay Mr. Kamphuis his regular salary through September 30, 2022 (at the same rate as in effect on the date of execution of this Agreement), irrespective of whether the Board accelerates the termination of Mr. Kamphuis’s employment to a date prior to September 30, 2022.

b.Bonus Eligibility.  Notwithstanding the conclusion of Mr. Kamphuis’s employment prior to the end of the Company’s 2022 fiscal year, Mr. Kamphuis shall remain eligible for consideration to receive his 2022 performance bonus, based on an “at target” performance and a pro rata payout (i.e., 75%).  The award of this performance bonus shall be in the sole and exclusive discretion and determination of the Compensation Committee, which discretion and determination shall be exercised in good faith and based on the Compensation Committee’s confirmation of Mr. Kamphuis’s adherence to all Company policies and requirements, and a determination by the Compensation Committee that Mr. Kamphuis has successfully undertaken all tasks, activities,

    EXHIBIT 10.1

RETIREMENT AGREEMENT

transition duties and responsibilities reasonably requested of him by the Company from the effective date of this Agreement through his actual last date of employment.  If awarded by the Compensation Committee, this bonus shall be paid on or prior to March 15, 2023, consistent with the payment of other bonuses to Company executives during the first quarter of 2023.

c.Equity Compensation.  The outstanding equity-based awards held by Mr. Kamphuis under the Mayville Engineering Company, Inc. 2019 Omnibus Incentive Plan (the “Plan”) as of the Retirement Date shall be treated in accordance with the Plan and the applicable award agreements consistent with an end-of-employment retirement, which treatment shall include the following:

i.All Restricted Stock Units granted to Mr. Kamphuis under the Plan which remain unvested as of the Retirement Date shall be forfeited as of the Retirement Date.

ii.Any portion of Stock Options granted to Mr. Kamphuis under the Plan which remain unvested as of the Retirement Date shall be forfeited as of the Retirement Date.

iii.Any portion of Stock Options granted to Mr. Kamphuis under the Plan which are fully vested as of the Retirement Date shall remain outstanding as of the Retirement Date, and will expire upon the tenth (10th) anniversary of the Grant Date (as defined in the Stock Option Award setting forth the term of such Stock Options (the “Award Agreement”)) of such Stock Options to the extent not exercised prior to such tenth (10th) anniversary, and subject to the other terms and conditions of the applicable Award Agreement.  The Company agrees that it will not take any action to reduce the exercise period identified in this paragraph based on conduct that is currently known by the Company and that predates the execution of this Agreement.

Mr. Kamphuis acknowledges and agrees that he will receive no further equity-based awards under the Plan.

d.Purchase of Home and Property.  At any time prior to March 15, 2023, should Mr. Kamphuis ask the Company to purchase his Mayville home and the real estate upon which his home is located, the Company shall do so for the original price of the home (“Original Price”), which property and home shall be free and clear of any liens and encumbrances.  Evidence of the Original Price paid will be necessary to support payment from the Company.  In the event the Original Price exceeds fair market value of the home and real estate at the time Mr. Kamphuis requests to sell the home and real estate to the Company, the Company shall also pay to Mr. Kamphuis such additional amounts necessary to put Mr. Kamphuis in the same after-tax position that he would have been in if the Original Price did not exceed the fair market value of the home and real estate.  Payment and closing on the sale shall occur within sixty (60) calendar days, or such longer time as desired by Mr. Kamphuis, from the date on which notice of the request to sell has been given to the Company by Mr. Kamphuis (but, to the extent such Original Price exceeds the fair market value of the home and real estate, in no event later than the short-term deferral exemption period under Section 409A of the Internal Revenue Code of 1986, as amended).

e.Attorney’s Fees for Review of this Agreement.  Mr. Kamphuis shall be reimbursed by the Company for the reasonable attorney’s fees incurred by him in the review and negotiation of this Agreement within sixty (60) days following the execution of this Agreement (and in no event later than March 15, 2023), up to a total of twenty thousand dollars and no cents ($20,000.00).

f.Vacation.  All of Mr. Kamphuis’s accrued but unused vacation through September 30, 2022, shall be paid out with the first payroll following September 30, 2022.

g.Deferred Compensation.  Mr. Kamphuis’s Account balance under the Mayville Engineering Deferred Compensation Plan shall be paid (subject to the application of deemed investment gain or loss in accordance with section 4.3(e) of the Mayville Engineering Deferred Compensation Plan) to Mr. Kamphuis within thirty (30) days following Mr. Kamphuis’s Separation from Service, subject further to the requirement that if Mr. Kamphuis is a “specified employee” within the meaning of Code Section 409A as of the date of his Separation from Service, such distribution shall be made immediately after the date that is six months after the date of Mr. Kamphuis’s Separation from Service (or, if earlier, Mr. Kamphuis’s death).  For purposes of this paragraph, the terms “Account” and “Separation from Service” shall have the meaning they are given in the Mayville Engineering Deferred Compensation Plan.

4.Acknowledgement and Waiver.  Mr. Kamphuis understands that the transition pay and benefits provided in subparagraphs 3.a. through 3.e. will not be paid or provided unless he accepts this Agreement, it becomes effective (see paragraph 17), and he continues to honor all of its terms.  In addition, Mr. Kamphuis will be required to execute an additional ADEA/OWBPA waiver and a release of claims consistent with this Agreement and in substantially the same form as set forth in Exhibit A, if presented to him by the Company, within twenty-one days of the date of such presentation following the Retirement Date, and such additional waiver and release may not be revoked to receive such additional transition pay and benefits.

5.Release.  Mr. Kamphuis understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 8, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against MEC, its subsidiaries and related companies, their insurers, their officers and directors, their employees and agents for any personal monetary relief for himself, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement.  Mr. Kamphuis understands that this release and waiver of claims includes claims relating to his employment and the termination of his employment; any Company policy, practice, contract or agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination or retaliation including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Older Worker Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, and any state or local laws, including but not limited to the Wisconsin Fair Employment Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses. MR. KAMPHUIS UNDERSTANDS THAT THIS AGREEMENT RELEASES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE OF THIS AGREEMENT, EVEN IF HE DOES NOT, AT THE TIME HE SIGNS THIS AGREEMENT, HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS.

6.Mutual Non-Disparagement. Mr. Kamphuis agrees not to make critical, negative or disparaging remarks about the Company, its products/services, its subsidiaries and related companies, their insurers, their officers and directors, their employees or agents to others.  Mr. Kamphuis also agrees not to disclose personal, private or confidential information about the Company or its subsidiaries and related companies, their insurers, their officers and directors, their employees, agents or customers. To the extent the NLRA applies to Mr. Kamphuis, he understands that nothing in this paragraph 6 is intended to prohibit him from any activity that constitutes a concerted, protected activity under the NLRA, including commenting upon his terms and conditions of employment; and the obligations in this paragraph shall be interpreted consistent with the NLRA, but only to the extent the NLRA applies to Mr. Kamphuis.

Similarly, MEC’s officers and directors agree not to make critical, negative or disparaging remarks about the Mr. Kamphuis to others, or to disclose personal, private or confidential information about him to others unless necessary to facilitate services or complete payments on behalf of Mr. Kamphuis.  Nothing in this paragraph (or this Agreement) is intended to prohibit MEC’s officers or directors from sharing information relative to any employment-related complaint(s) for which the Company may be asked to respond.

7.Future Employment.  Mr. Kamphuis agrees that as of the Retirement Date (whether it be September 30, 2022 or an earlier date) he will not be employed with MEC nor will he seek reemployment with MEC, its subsidiaries or related companies, and he agrees not to knowingly seek such employment, on any basis or through an employment agency.  He further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, MEC, its subsidiaries or related companies may completely ignore such application and fail to consider it based on this paragraph.

8.Claims Not Waived.  Mr. Kamphuis understands, and the Company acknowledges, that this Agreement does not waive any claims or rights that Mr. Kamphuis may have:  (a) arising from acts or conduct occurring after the date that he signs the Agreement; (b) for compensation for illness or injury or medical expenses under any worker's compensation statute; (c) for benefits under any plan currently maintained by the Company that provides for retirement benefits including, without limitation, the Mayville Engineering Deferred Compensation Plan, the Mayville Engineering, Inc. Employee Stock Ownership Plan, the Mayville Engineering, Inc. 401(k) Plan, and the Mayville Engineering Company, Inc. 2019 Omnibus Incentive Plan (including any Award Agreements or Restricted Stock Units outstanding thereunder) (however, Mr. Kamphuis agrees and acknowledges that any payment(s) and benefits provided in paragraph 3 and its subparagraphs after the Retirement Date shall not be considered or included for purposes of any retirement benefit contribution or plan); (d) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (e) with respect to any claim for breach of this Agreement; (f) with respect to indemnification to the fullest extent provided for in any insurance contract, Company document, or statute; (g) with respect to any company insurance policy, including without limitation, any right to coverage, indemnification, or defense under any applicable policy; or (h) with respect to any claim that by law cannot be released or waived.

9.Government Cooperation.  Nothing in this Agreement prohibits Mr. Kamphuis from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency.  Further, Mr. Kamphuis understands that nothing in this Agreement (including any obligation in paragraphs 5, 6 or 10, or their subparagraphs) prohibits him from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.  Further, Mr. Kamphuis does not need the prior authorization of the Company to make any such reports or disclosures and he is not required to notify the Company that he made such reports or disclosures.

10.Confidentiality & Non-Solicitation Obligations.  Mr. Kamphuis expressly acknowledges his execution, and reaffirms his commitment to comply with and his obligations under, the Agreement on Confidentiality, Trade Secrets, Assignment of Intellectual Property, Competition and Non-Solicitation dated March 31, 2022.  Mr. Kamphuis acknowledges and agrees that any knowing violation of that agreement shall be considered a violation of this Agreement.

11.Non-admission. Mr. Kamphuis and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that Mr. Kamphuis has any claim against the Company.

12.Voluntary Agreement.  Mr. Kamphuis acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

13.Consulting An Attorney.  Mr. Kamphuis acknowledges that the Company has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement.

14.Obligation to Re-Pay.  Mr. Kamphuis understands and agrees that if he violates any of the commitments he has made in this Agreement, the Company may seek to recover all payments and/or the value of the benefits provided in paragraph 3 and its subparagraphs (except for under subparagraphs 3.f. and 3.g.) of this Agreement, with the exception of Five Hundred Dollars ($500).

15.Indemnification/Insurance. Mr. Kamphuis shall be indemnified for any claims, actions or lawsuits consistent with the laws under the State of Wisconsin with respect to indemnification owed to an officer or director of a corporation, the Company’s bylaws and any insurance products that the Company has with respect to its officers, fiduciaries and directors of the Company.  With respect to such insurance products, the Company shall purchase or maintain, for at least six years following the Retirement Date, at its own expense, directors’ and officers’ liability insurance, errors and omissions insurance, and fiduciary liability insurance providing coverage to include Mr. Kamphuis on terms that are no less favorable than the coverage provided to the directors, fiduciaries and Chief Executive Officer of the Company.

16.Complete Agreement. Except as provided in paragraph 10, Mr. Kamphuis understands and agrees that this document (along with the documents referenced herein including, without limitation, the Mayville Engineering Deferred Compensation Plan, the Mayville Engineering, Inc. Employee Stock Ownership Plan, the Mayville Engineering, Inc. 401(k) Plan, and the Mayville Engineering Company, Inc. 2019 Omnibus Incentive Plan (including any Award Agreements or Restricted Stock Units outstanding thereunder)) contains the entire agreement between himself and the Company relating to his employment and the termination of his employment, that this Agreement supersedes and displaces any prior agreements and/or discussions relating to such matters, and that he may not rely on any such prior agreements or discussions.

17.Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after Mr. Kamphuis signs it and returns it to Tim Christen, Board of Directors Member.  During that seven (7)-day period, Mr. Kamphuis may revoke his acceptance of this Agreement by delivering to Mr. Christen a written statement stating he wishes to revoke this Agreement or not be bound by it. In addition, Mr. Kamphuis understands and agrees that this Agreement may be executed by him and the Company in counter-parts and that facsimile, copy or .pdf signatures shall be considered just as effective as original signatures.

18.Final and Binding Effect.  Mr. Kamphuis understands that if this Agreement becomes effective it will have a final and binding effect, and that by signing and not timely revoking this Agreement he may be giving up legal rights.

19.Resignation of All Officerships and Director Positions.  Mr. Kamphuis acknowledges and affirms his resignation from all officerships, directorships or other positions that he holds or held with the Company or any of its subsidiaries or affiliates, effective as of the Retirement Date.

20.Future Cooperation.  Until March 15, 2023, Mr. Kamphuis agrees to cooperate with the Company and to provide to the Company truthful information, testimony or affidavits requested in connection with any matter that arose during his employment.  Mr. Kamphuis acknowledges that the pay and benefits he is receiving pursuant to subparagraphs 3.a. through 3.e. are partially provided in return for this specific obligation.  This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment he may have at the time of request.  The Company agrees to reimburse Mr. Kamphuis for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.

21.Return of Property.  Mr. Kamphuis acknowledges an obligation and agrees to return all Company property, unless otherwise expressly advised by the Board of Directors.  This includes, whether in paper or electronic form, all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of the Company.  In addition, Mr. Kamphuis agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property.  Further, Mr. Kamphuis acknowledges an obligation and agrees not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops.  Notwithstanding the foregoing, Mr. Kamphuis’s unintentional failure to meet the obligations of this paragraph shall not be considered a breach of this Agreement.

22.Divisibility of Agreement or Modification by Court.  Mr. Kamphuis understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision.  Mr. Kamphuis agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision.  Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then Mr. Kamphuis understands and agrees that such provision shall be considered expunged (eliminated), and he further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by him after the expungement (elimination) of the invalid provision.

23.Representations. By signing this Agreement, Mr. Kamphuis represents that he has read this entire document and understands all of its terms.

24. 21-Day Consideration Period.  Mr. Kamphuis may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it, which will be no later than the Retirement Date.  If this Agreement is not signed, dated and returned to Mr. Christen within twenty-two (22) days, the offer of payments and benefits described in subparagraphs 3.a. through 3.e. will no longer be available.  Mr. Kamphuis acknowledges that should he sign and return this Agreement within the 21-day period identified in this paragraph, he is knowingly waiving whatever additional time he may have up to the conclusion of the 21-day period for consideration of this Agreement.

25.Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) to avoid the imposition of any additional taxes or other adverse consequences under Code Section 409A, if Mr. Kamphuis is a “specified employee” for purposes of Code Section 409A, any payments of deferred compensation under this Agreement being made as a result of a separation from service shall be delayed until six (6) months after the Retirement Date.  This Agreement is intended to meet the requirements of the "short-term deferral" exception, the "separation pay" exception and other exceptions under Code

Section 409A and the regulations promulgated thereunder to the extent applicable. Notwithstanding anything in this Agreement to the contrary, to the extent required for compliance with Code Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable.  For purposes of Code Section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  In no event may Mr. Kamphuis designate the year of payment for any amounts payable under this Agreement.  The Company does not guarantee that the payments or other benefits under this Agreement will comply with, or be exempt from, Code Section 409A, or receive any other specific tax treatment.

26.Performance Through Retirement Date. To the extent the Retirement Date is after the date on which this Agreement is given to Mr. Kamphuis for his consideration, Mr. Kamphuis understands and acknowledges that his receipt of the pay and benefits provided in subparagraphs 3.a. through 3.e. are, except in the event of Mr. Kamphuis’s death or disability prior to the Retirement Date, contingent on his continued performance of his duties and responsibilities, as well as his transition duties and responsibilities and his compliance with all Company policies and rules at a level acceptable to the Company through the Retirement Date.  Further, should Mr. Kamphuis be terminated by the Board, acting in good faith, prior to the Retirement Date due to poor performance, misconduct, failure to act in accord with legal directions from the Board of Directors consistent with his current duties, failure to meet reasonable expectations with respect to his transition duties and responsibilities, or the like, or if Mr. Kamphuis should resign his employment prior to the Retirement Date, this Agreement shall be considered null and void and of no effect, and Mr. Kamphuis shall not receive any of the pay or benefits outlined in subparagraphs 3.a. through 3.e. above.  The Company agrees that it will not take any action described in the previous sentence based on facts that are currently known by the Company and that predate the execution of this Agreement.  For the avoidance of doubt, Mr. Kamphuis’s death or disability prior to the Retirement Date shall not be considered a failure to perform his obligations under this Agreement.

27.Exclusive Jurisdiction and Venue/Jury Waiver.  Mr. Kamphuis and MEC agree that this Agreement shall be applied and interpreted under the laws of the State of Wisconsin, without regard to conflict of law principles.  Any dispute relating to this Agreement shall be brought only in a state or federal court with jurisdiction in Milwaukee County, Wisconsin; both Mr. Kamphuis and MEC consent to the exclusive jurisdiction and venue of such courts.

[signatures on next page]

Employee: Signature: /s/ Robert D. Kamphuis Printed Name: Robert Kamphuis	Date Signed: March 31, 2022
Company: Signature: /s/ Steve Fisher Printed Name: Steve Fisher Its (title): Director